Exhibit 21

Kona Grill, Inc.

List of Subsidiaries

Name of Company	State of Incorporation	State(s) of Qualification
Kona Restaurant Holdings, Inc. (1)	Delaware

Kona Macadamia, Inc. (2)	Delaware	Alabama
Colorado
Connecticut
Florida
Georgia
Indiana
Louisiana
Ohio
Michigan
Missouri
Nevada
New Jersey

Kona Sushi, Inc. (2)	Arizona	California
Idaho
Illinois
Minnesota
Nebraska
Virginia

Kona Texas Restaurants, Inc. (2)	Texas

Kona Baltimore, Inc. (3)	Delaware	Maryland

Kona Grill International Holdings, Inc. (2)	Delaware

Kona Grill International, Inc. (4)	Arizona

Kona Grill Puerto Rico, Inc. (4)	Arizona	Puerto Rico

(1) Wholly owned subsidiary of Kona Grill, Inc.

(2) Wholly owned subsidiary of Kona Restaurant Holdings, Inc.

(3) Wholly owned subsidiary of Kona Macadamia, Inc.

(4) Wholly owned subsidiary of Kona Grill International Holdings, Inc.